EXHIBIT 15

Independent Registered Public Accounting Firm’s Acknowledgement Letter

The Stockholders and Board of Directors
State Street Corporation

We are aware of the incorporation by reference in Registration Statements (Form S-3: No. 333-132606 and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 33-57359, 33-55615 and 2-68696), of our reports dated May 4, 2006, August 3, 2006 and November 2, 2006 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

Under Rule 436(c) of the 1933 Act, our reports are not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

Boston, Massachusetts
November 2, 2006